EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the Closing (as defined below) by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark J. Cola (the “Executive”).

1.

Term of Employment

Subject to the provisions of Section 10 below, the Company shall employ the Executive, and the Executive shall serve the Company, in the capacity of President, Chief Executive Officer and Chief Operating Officer for a three-year term commencing on the date of the closing (the “Closing”) of the securities offering described in the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on July 28, 2016, as amended, and ending on the three-year anniversary of the Closing (the “Term of Employment”).  If the Closing does not occur for any reason prior to March 31, 2017, this Agreement shall be automatically terminated as of March 31, 2017 and the Company and the Executive shall be relieved from all obligations under this Agreement.

This Agreement shall thereafter be automatically renewed for successive one-year terms, unless notice is given by either party of the intent not to renew no less than ninety days prior to the end of any term hereof (also, the “Term of Employment").

2.

Duties

During the Term of Employment, the Executive shall serve as the Company’s President, Chief Executive Officer and Chief Operating Officer, and shall report directly to the Board of Directors of the Company.  The Executive shall perform his duties hereunder at the Company’s main office during normal business hours and at all other times and locations necessary for the Executive to carry out his duties.  The Executive shall devote substantially all of his business time to the Company and shall perform such duties, consistent with his status as President, Chief Executive Officer and Chief Operating Officer of the Company, as he may be assigned from time to time by the Board of Directors.

3.

Compensation

During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $220,000 per annum.  Such salary shall be paid in accordance with the Company’s standard payment practices.  The Executive’s salary shall not be subject to decrease, but may be increased in the discretion of the Company’s Board of Directors or Compensation Committee based on its annual assessment of the Executive’s performance and other factors.

As approved by the Board of Directors by written consent on February 13, 2017, the Company shall grant to the Executive (collectively, the “Option Grants”): (i) on the Closing a ten-year stock option to purchase 123,750 shares of the Company’s common stock under the Company’s 2013 Equity Incentive Plan, with an exercise price equal to the closing price of the Company’s common stock on the Closing; and (ii) on each of the first and second anniversaries of this Agreement, a ten-year stock option to purchase 61,875 shares of the Company’s common stock under the Company's equity incentive plan, each such stock option to have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Each of the Option Grants will vest and become exercisable in six equal quarterly installments over an eighteen (18) month period from the date of grant, provided, in each case, that the Executive remains an employee of the Company through such vesting date.

The Executive shall remain eligible for additional stock option grants and other equity awards to be made in the discretion of the Company’s Board of Directors or Compensation Committee.

4.

Expenses and Other Benefits.

All travel, entertainment and other reasonable business expenses incident to the rendering of services by the Executive hereunder will be promptly paid or reimbursed by the Company subject to submission of receipts by the Executive in accordance with the Company’s policies in effect from time to time.

The Executive shall be entitled during the Term of Employment to participate in employee benefit and welfare plans and programs of the Company including, without any limitation, any key man or executive life and long term disability insurance, 401(k) or other retirement plans and employee stock option plans to the extent that any senior executives or officers of the Company or its subsidiaries are eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto.  The Executive shall be entitled to a vacation of four weeks during each year of the Term of Employment.

5.

Death or Disability

This Agreement shall be terminated by the death of the Executive and also may be terminated by the Board of Directors of the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a “disability”) from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a period in excess of three consecutive months or ninety days in the aggregate during any twelve months during the Term of Employment.  Notwithstanding the foregoing, the Company shall comply with all applicable disability and leave of absence laws, rules and regulations to the extent they apply to the Executive.

6.

Disclosure of Information; Inventions and Discoveries

The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, “developments”) directly related to the business of the Company conceived, developed or acquired by him alone or with others during the Term of Employment, whether or not during regular working hours or through the use of material or facilities of the Company.  All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development.  In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto.

7.

Non-Competition

The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable.  During his employment by the Company, the Executive shall not provide any type of services to any business that in the judgment of the Company is, or as a result of the Executive’s engagement or participation would become, directly competitive with any aspect of the business of the Company.

8.

Non-Disclosure

The Executive shall not at any time after the date of this Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to trade secrets (as defined in the Uniform Trade Secrets Act) of the Company, except to the extent such disclosure is (a) in the performance of his duties under this Agreement, (b) required by applicable law, (c) authorized in writing by the Company, or (d) when required to do so by legal process, that requires him to divulge, disclose or make accessible such information.

9.

Remedies

The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Section 6, 7 or 8 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate.

10.

Termination

This Agreement and the Executive’s employment with the Company may be terminated by the Company (a) in the event of the Executive’s fraud, embezzlement or any other illegal act committed by Executive in connection with the Executive’s duties as an executive of the Company or (b)  upon at least thirty days’ notice to the Executive if the Executive shall be in material breach of any fiduciary duty to the Company or any material provision of this Agreement other than as provided in clause (a) above and shall have failed to cure such breach prior to the termination of his employment (the events in (a) and (b) shall constitute “Cause”).  Any such notice to the Executive shall specify with particularity the reason for termination or proposed termination.  In the event of termination under the preceding sentence of this Section 10 or under Section 5 (except as provided therein), the Company’s unaccrued obligations under this Agreement shall cease and the Executive shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement of expenses already incurred.

If the Company terminates the Executive’s employment without Cause, the Executive shall be entitled to compensation and benefits which he was receiving for the lesser of the remaining Term of Employment or a period of twenty-four months from such notice of termination.  In the event the Company terminates the Executive’s employment without Cause, the obligations of the Company to the Executive under this Agreement shall not be mitigated by any other employment secured by the Executive.  Notwithstanding any termination of the Executive’s employment pursuant to this Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6 and 8.

11.

Resignation

In the event that the Executive’s services hereunder are terminated under Section 5 or 10 of this Agreement (except by death), the Executive agrees that he will deliver his written resignation as an officer to the Board of Directors of the Company, such resignation to become effective immediately.

12.

Data

Upon expiration of the Term of Employment or termination pursuant to Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, files, reports, computer databases and files, computers, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive’s possession which are personal and not property of the Company.

13.

Arbitration

Any dispute or controversy arising under this Agreement or relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy, shall be determined and settled by arbitration Santa Fe, New Mexico pursuant to the Rules then obtaining of the American Arbitration Association.  Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction.  Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief in any court of competent jurisdiction.

14.

Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

15.

Assignment

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company, upon (a) a sale of all or substantially all of the Company’s assets, or upon merger or consolidation of the Company with or into any other corporation, and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of assumption by such successors and assigns of the rights and liabilities of the Company under this Agreement, provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them.  No rights or obligations of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred by will or operation of law or as otherwise specifically provided or permitted hereunder or under the terms of any applicable employee benefit plan.

16.

Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or three days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

The Company:

Sigma Labs, Inc.

3900 Paseo Del Sol

Santa Fe, New Mexico 87507

The Executive:

To the address on file with the Company

or to such other address as either party may from time to time designate by like notice to the other.

17.

General

The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executive and the Company, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company, and any such amendment or modification or any termination of this Agreement shall become effective only after written approval thereof has been received by the Executive.  This Agreement shall be governed by and construed in accordance with Nevada law.  In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.  In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

18.

Indemnification

The Company shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including without limitation, attorneys’ fees, judgments, fines penalties, and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding.  For the purposes of this section, a “Proceeding” shall mean any action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made a party to, or a witness in, such action, arbitration, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

19.

Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement.  Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

SIGMA LABS, INC. By: /s/ Murray Williams Murray Williams, Chief Financial Officer
AGREED TO AND ACCEPTED: By: /s/ Mark J. Cola Mark J. Cola